EXHIBIT 23






           Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-15307) of our report dated June 26, 2009, relating to the financial statements and the related supplemental schedule of VSE Corporation Employee ESOP (formerly known as the VSE Corporation ESOP/401(k) Plan) as of December 31, 2008 and 2007, included within the 2008 Form 11-K to be filed on or about June 29, 2009 on behalf of the Plan.


Goodman & Company, L.L.P



Mclean, Virginia
June 26, 2009